Exhibit 10.22
LOGISTICS SERVICES AGREEMENT
     THIS AGREEMENT dated the 7th day of September, 2005, by and between TomoTherapy Incorporated, with general offices at 1240 Deming Way, Madison, Wisconsin, 53717 (hereinafter referred to as the “Customer”), and KUEHNE + NAGEL INC., d/b/a KUEHNE + NAGEL, a New York corporation, with general offices at 22 Spencer Street, Naugatuck, Connecticut 06770 (hereinafter referred to as “ Kuehne + Nagel”).
Background.
     Customer selected KUEHNE + NAGEL to provide logistics services in connection with the storage, handling and distribution of its products as described in this Agreement, and KUEHNE + NAGEL has agreed to provide such services.
     NOW, THEREFORE, in consideration of the mutual promises and agreements set forth below the parties agree as follows:
1.	Scope of Operation.

	1.1	Services — Scope of Work. KUEHNE + NAGEL shall receive, store, handle and ship Customer’s products in accordance with this Agreement (the “Services”). Additional details regarding the Services to be provided by KUEHNE + NAGEL are set forth in the Scope of Work attached hereto as Exhibit A and incorporated herein. KUEHNE + NAGEL shall also provide for or manage services related to air freight, sea freight and non-US transportation and storage of Customer’s product (“International Services”). Additional terms for the International Services are set forth in the International Services Exhibit attached as Exhibit D.

	1.2	Operational Assumptions. KUEHNE + NAGEL and Customer acknowledge that the Services are based upon various assumptions, estimates, forecasts and projections of Customer regarding its business, the Services requested by Customer to support such business, the ability of Customer to integrate the Services into its business and Customer’s compliance and performance of certain legal and operational responsibilities. Customer acknowledges and agrees that, in order for KUEHNE + NAGEL to properly provide the Services hereunder, it is necessary for Customer to provide KUEHNE + NAGEL with timely and accurate information regarding those aspects of its business which may affect the performance by KUEHNE + NAGEL of the Services hereunder, including changes in the Customer’s business model, projected sales volume, delivery schedules, reports required and other matters which could impact the delivery of Services hereunder.
1.3	Special Requirements. When Customer requires KUEHNE + NAGEL to conform to any special requirements or procedures with respect to the Services which are not set forth in the Scope of Work (“Special Requirements”), Customer must provide KUEHNE + NAGEL with reasonably detailed advance written notice. If Special Requirements will impact the pricing described in Article, 5 then KUEHNE + NAGEL will advise Customer. Special Requirements and any changes in pricing shall not be effective until consented to by KUEHNE + NAGEL in writing and, in any event, shall be subject and subordinate to the terms and conditions of this Agreement.

1.4	Customer Assistance. Either party may require that Customer provide on-site representative(s) during start-up and afterwards to provide reasonable assistance to KUEHNE + NAGEL in connection with the Services and/or training to Customer’s specific requirements.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [  *  ]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

2. Term of Agreement. The term of this Agreement shall commence on September 8, 2005 and shall continue until September 7, 2010 and shall automatically renew thereafter on a month-to-month basis thereafter unless earlier terminated by either party pursuant to Article 15.
     Products
     3.1 Description of Products. The products to be delivered by Customer and/or its suppliers (the “Products”) are described in Exhibit B attached hereto and made a part hereof. In addition to the specific obligations set forth in this Agreement, Customer shall provide KUEHNE + NAGEL with information concerning the Products which is accurate, complete and sufficient to allow KUEHNE + NAGEL to perform the Services.
     3.2 Material Safety Data Sheets; Dangerous Products. KUEHNE + NAGEL must have current, correct and complete Material Safety Data Sheets and other information concerning the storage, handling and other characteristics of the Product (“MSD Sheets”) for all Products at all times. Customer shall ensure that it provides KUEHNE + NAGEL with MSD Sheets as required by this Article. MSD Sheets shall be provided to KUEHNE + NAGEL’s Manager of Health and Safety and to the local distribution center manager for any additional Products to be handled in the distribution center. MSD Sheets for new Products must be furnished at least three (3) weeks before such Products arrive at the distribution center. However, if the handling and hazard characteristics of additional Products are the same as the Products then handled in the distribution center, then the MSD Sheets may be provided one (1) week in advance. KUEHNE + NAGEL reserves the right, but not the obligation, to exclude Products from the distribution center (or require the immediate removal of such Products) if KUEHNE + NAGEL determines in its sole judgment that it does not have complete and correct information as required by this Article 3. If Customer fails to remove the Products, KUEHNE + NAGEL will return such Products to Customer in a commercially reasonable manner and Customer will reimburse KUEHNE + NAGEL for its out-of-pocket expense stemming from the same. Pending such disposition KUEHNE + NAGEL may remove the Products from the distribution center and shall incur no liability by reason of such removal.
     3.3 Tender of Products: Packaging and Labeling. All Products shall be delivered to the distribution center properly marked and packaged for handling, storage and transportation in accordance with Legal Requirements (as defined in Article 3.6). By tendering Products to KUEHNE + NAGEL, Customer represents and warrants that: (i) there are no known potential health, safety and/or environmental hazards associated with the proper storage and handling of said Products which have not been disclosed pursuant to Article 3.2 and (ii) Customer is lawfully possessed of the Products and has the right and authority to store them with KUEHNE + NAGEL. Customer shall furnish at or prior to such delivery, a manifest showing marks, brands, or sizes to be kept and accounted for separately, and the class of storage and other services desired. Upon request, Customer will provide KUEHNE + NAGEL with the approximate weight of each Product (including packaging, dunnage etc) by SKU number.
     3.4 Access to Products. KUEHNE + NAGEL grants to Customer access to Products by duly authorized personnel upon reasonable request, subject to this Agreement and KUEHNE + NAGEL’s health, safety and security procedures. Customer acknowledges that collective bargaining agreements at certain KUEHNE + NAGEL facilities may limit KUEHNE + NAGEL’s ability to allow Customer to handle its own Products at the distribution center.
     3.5 Disposal of Product. Customer shall retain sole and exclusive authority with respect to the disposal of any damaged, expired, out-of-date Products or otherwise unsaleable items and shall cause the removal of such Products from the distribution center in accordance with all applicable Legal Requirements at Customer’s expense. Customer will be exclusively responsible for contracting with duly qualified and authorized entities for the transportation and disposal of hazardous materials and arranging such transportation and disposal in each instance. As necessary, Customer will obtain, in its own name, all required permits for such disposal, including by way of illustration and not limitation, EPA Identification Numbers and Hazardous Waste Generator permits. Manifests and other relevant documentation will be executed by an authorized representative of Customer. KUEHNE + NAGEL’s involvement will be to comply with Customer’s requirements (provided that such requirements are not inconsistent with this Agreement) and to tender the materials to authorized carriers as Customer’s agent. Customer will comply with this obligation and cause the removal of Hazardous Materials from the distribution center so as to prevent the requirement that the distribution center be licensed as a Transfer Storage and Disposal Facility (TSDF) or similar facility under applicable Legal Requirements.
     3.6 Legal Requirements Defined. The term “Legal Requirements” means all present and future, laws, statutes, ordinances, requirements, orders, directions, rules and regulations of any kind or nature, whether statutory or common law, including, without limitation, all environmental laws, issued or enforced by any Governmental Authority, which governs or applies in any way to the Products. The term “Governmental Authority” means the Federal, state, county and municipal governments and all other governmental authorities or quasi-governmental authorities having or claiming jurisdiction, together with the insurance underwriting board or insurance inspection bureau having or claiming jurisdiction, or any other body exercising similar functions, and all insurance companies writing policies covering the Products, the distribution center or any part thereof.
     4. Receipts; Shipments and Product Handling.
     4.1 Shipments. By providing Services, KUEHNE + NAGEL is acting as a warehouseman without beneficial title or interest in such property. Therefore, Customer shall ship Products to KUEHNE + NAGEL in Customer’s name (e.g., Customer c/o KUEHNE + NAGEL) and will not ship Products to KUEHNE + NAGEL as the named consignee. If Products are shipped to KUEHNE + NAGEL as named consignee, then Customer shall promptly notify the carrier in writing regarding KUEHNE + NAGEL’s status. Customer shall protect and defend KUEHNE + NAGEL against all costs or expenses in connection with the improper designation of KUEHNE + NAGEL as the consignee. These costs and expenses may include, by way of example: claims for unpaid transportation charges, including undercharges, demurrage, detention. If Customer fails to satisfy its obligations under this Article then, upon notice to Customer, KUEHNE + NAGEL may refuse such Products and will not be liable or responsible for any resulting loss, injury or damage.
     4.2 Capacity. KUEHNE + NAGEL’s ability to promptly load and unload Products depends upon receiving adequate notice regarding incoming and outgoing volumes. Therefore, Customer will provide KUEHNE + NAGEL with as much notice as possible regarding anticipated receipt and shipment activity. KUEHNE + NAGEL will use commercially reasonable efforts to maintain the capability to promptly load and unload Customer’s shipments of Products. When estimated volumes become higher than can be reasonably handled during the normal work week, KUEHNE + NAGEL shall advise Customer of the estimated overtime hours required to handle the incremental volume without delays. KUEHNE + NAGEL will use its best efforts to provide Customer with twenty-four (24) hours’ advance notification of the need for overtime hours. If Customer approves the overtime hours to avoid delays, Customer will reimburse KUEHNE + NAGEL accordingly. Modest levels of routine overtime, not in excess of five (5%) percent of the total hours per week to handle normal operations, shall not require advance notification and approval of Customer.
     4.3 Abnormally Rapid Growth. KUEHNE + NAGEL may incur staffing problems that may affect KUEHNE + NAGEL’s performance under this Agreement if Customer estimated volumes are not substantially correct or if the account experiences “abnormally rapid growth”. A twenty percent (20%) increase in orders for Products over either projected orders for a particular week or the average volume for the prior month shall be deemed an “abnormally rapid growth” unless Customer has advised KUEHNE + NAGEL in writing of such change at least two (2) weeks in advance. KUEHNE + NAGEL’s inability to provide timely services as a result of incorrect forecasts or “abnormally rapid growth” shall not constitute default by KUEHNE + NAGEL under this Agreement, provided that, in any event, KUEHNE + NAGEL shall use its best efforts to perform the services in accordance with the standards set forth herein.
     4.4 Detention. Customer shall advise its suppliers that motor carriers with shipments must obtain an appointment for delivery at least forty-eight (48) hours prior to arrival at the distribution center. KUEHNE + NAGEL shall not be responsible for trailer detention cost or demurrage.
     4.5 Concealed Damage. KUEHNE + NAGEL will notify Customer upon becoming aware of Products that are received in a damaged condition. Damaged Products will be segregated from undamaged Products and disposed of at the direction of Customer. Customer will provide materials to recover all Products that it wishes recovered. Charges for recouping will be pursuant to KUEHNE + NAGEL’s standard hourly rates.
     4.6 Customer Instructions. Customer shall provide KUEHNE + NAGEL with all information, instructions and authorizations as KUEHNE + NAGEL may require in order to perform the Services hereunder. All information, instructions and authorizations by Customer to KUEHNE + NAGEL shall comply with all applicable federal, state and local laws, rules and regulations, and KUEHNE + NAGEL has no responsibility to confirm or verify the adequacy, accuracy or validity thereof. In performing the Services hereunder, KUEHNE + NAGEL shall act in accordance with, and shall be entitled to rely upon, all written, oral, facsimile and electronic information, instructions and authorizations provided by or on behalf of Customer and received by it. In the absence of any such instructions, KUEHNE + NAGEL shall, at its election, either (i) defer taking any action pending the receipt of instructions from Customer or (ii) take such action as it deems reasonably necessary under the circumstances, and, in either such event, KUEHNE + NAGEL shall be protected from any claim or liability provided KUEHNE + NAGEL shall have acted in good faith and in a commercially reasonable manner.
     4.7 Procedures. Customer may, if required due to the nature of the Products or a specific Customer requirement, provide KUEHNE + NAGEL with written Receiving, Shipment and/or Storage procedures (“SOPs”). The parties agree that such procedures and SOPs are designed to implement and supplement the purpose of this Agreement. Customer recognizes that circumstances and/or sound business judgment will sometimes require a deviation from established or recommended SOPs. SOPs shall be considered guidelines regarding certain operational issues in key business areas and shall not provide a basis for a claim of breach of contract unless such failures are unreasonably repeated and unjustified. Where there is a conflict between a particular procedure and this Agreement, this Agreement shall control.
     4.8 Licenses: Compliance with Laws. Customer shall be responsible for compliance with all Legal Requirements which govern or apply in any way to the Products, including, without limitation, all environmental laws, except to the extent that any violation is attributable to KUEHNE + NAGEL. Customer shall obtain all licenses and/or permits that are specifically required for the storage, handling and distribution of the Products at or from the distribution center. The Customer has no obligation, however, to obtain any license or permit that is generally required for KUEHNE + NAGEL to carry out its business or specifically required for any other customer.
5. Pricing and Payments.
     5.1 Pricing. The pricing of KUEHNE + NAGEL’s services under the Scope of Work shall be as set forth on Exhibit C attached hereto and made a part hereof, as such Exhibit may be amended from time to time in accordance with the terms of this Agreement. The pricing for the International Services shall be presented to Customer on an as-needed basis, or a per transportation mode or per project basis. For example, as shipments of Product need to be directed to a new location outside of the United States, the pricing and terms related to such shipments shall be presented to Customer for its review and approval.
     5.2 Storage Charges. Storage charges become applicable upon the date that KUEHNE + NAGEL accepts care, custody and control of the Products, regardless of unloading date or date of issue of warehouse receipt. A full month’s storage charge will apply on all Products received between the first and the 15th, inclusive, of a calendar month; one-half month’s storage charge will apply on all Products received between the 16th and the last day, inclusive, of a calendar month, and a full month’s storage charge will apply to all Products in storage on the first day of the next and succeeding calendar months, and remain in storage until the 15th of that month or later.
     5.3 Additional Expenses. Additional expenses incurred by KUEHNE + NAGEL in receiving and handling damaged Products, and additional expense in unloading from or loading into cars or other vehicles not at distribution center door will be charged to Customer.
     5.4 90-Day Review of Pricing. It is understood that the pricing established by KUEHNE + NAGEL was developed based on the account characteristics provided by Customer and certain operational assumptions. Pricing will be reviewed by both KUEHNE + NAGEL and Customer ninety (90) days following commencement of operations and on at least each anniversary date thereafter. Based on these reviews, the pricing will be adjusted by mutual agreement of the parties in accordance with the variations in the account characteristics and operational assumptions.
     5.5 Invoicing. KUEHNE + NAGEL shall invoice Customer monthly for services provided and Customer shall, within thirty (30) days from invoice date, remit payment to KUEHNE + NAGEL during the term of the Agreement. KUEHNE + NAGEL’s invoice shall aggregate all service invoices received to date by KUEHNE + NAGEL and shall set forth the charges in reasonable detail. An interest charge at the rate of one and one-half percent (1-1/2%) per month shall be assessed on the entire unpaid balance of an account that is not paid within thirty (30) days of the invoice date. In the event of litigation or collection activity arising out of Customer’s nonpayment, KUEHNE + NAGEL will be entitled to reasonable costs and expenses incurred, including attorneys’ fees. Without limiting its other remedies, KUEHNE + NAGEL also reserves the right to suspend Services upon five (5) business days written notice to Customer in the event that any of Customer’s accounts with KUEHNE + NAGEL become delinquent.
     5.6 Invoice Disputes. In the event Customer contests any KUEHNE + NAGEL invoice, it will so notify KUEHNE + NAGEL within thirty (30) days from the invoice date. The parties will enter into good faith discussions to resolve any disputed charge. However, Customer agrees to pay those portions of the invoice which are not in dispute within the above guidelines.
     5.7 CPI Increase. The pricing set forth on Exhibit C shall increase on or about January 1st of each year by a percentage equal to the seasonally-adjusted CPI Increase. The “CPI Increase” is the percentage by which the Consumer Price Index (“CPI”) for September of the current year exceeds the CPI for September of the prior year. The term “CPI” shall mean the United States Department of Labor, Bureau of Labor Statistics, Washington, D.C. — Consumer Price Index for All Urban Customers seasonally adjusted U.S. city average: All items (1982-1984 = 100) as periodically published, or if such CPI shall be discontinued, then any other comparable or similar index as shall be periodically published by the United States Department of Labor or any other Department or Division of the United States Government. The CPI Increase will be applied after considering, and adjusting for, any changes in account characteristics or Services during the intervening period as well as projected changes in such characteristics and/or Services upon mutual agreement of the parties.
6. Expenses.
     6.1 Start-Up Expenses. Expenses incurred by KUEHNE + NAGEL in preparation of the start-up date or in connection with the commencement of services shall be considered as “Start-Up Expenses”. Start-Up Expenses shall include, without limitation: product handling equipment, racking, dedicated staffing acquisition costs, costs of compliance with Legal Requirements which apply to the Services as they relate to Customer’s specific products or operations (as opposed to general commodities or generic warehouse operations). Additional detail regarding Start-Up Expenses is shown in Exhibit C to this Agreement. Customer shall not be obligated to pay Start-Up Expenses in excess of those specified in Exhibit C unless it has consented to such increase(s) or additional expenses in writing. Unless otherwise agreed in writing, Start Up Expenses are payable within fifteen (15) days of KUEHNE + NAGEL’s invoice.
     6.2 Taxes. Customer shall prepare all required tax returns and pay all property taxes and charges relating to its Products within the distribution center. Such taxes shall be paid directly by Customer to the taxing authority.
     6.3 Costs of Compliance. If KUEHNE + NAGEL incurs additional costs for compliance with Legal Requirements as a result of the storage, handling or transportation of the Products, as compared to compliance costs for KUEHNE + NAGEL to carry out its business in general or due to its work for customers, then Customer will pay such costs upon presentment of KUEHNE + NAGEL’s invoice and supporting documentation.
7. Liability for Loss and Damaged Product.
7.1	Standard of Care. Notwithstanding any contrary provision in this Agreement or in any exhibit, addenda, supplement or procedure issued herewith or subsequent to this Agreement, in no event shall KUEHNE + NAGEL be liable for loss of, damage to, or delay in delivery of such Products unless such loss, damage or delay resulted from the failure by KUEHNE + NAGEL to exercise such care in regards to said Products as a reasonable, careful person would exercise under like circumstances and KUEHNE + NAGEL shall not be liable for losses which could not have been avoided by the exercise of such care. In no event shall KUEHNE + NAGEL be liable for loss or damage to Products under this Agreement in excess of $[ * ] per occurrence and $[ * ] annual aggregate.
7.2	Loss/Damage Terms for Distribution Centers in the United States. Losses as determined between KUEHNE + NAGEL’s book inventory and the annual physical inventory in excess of the Shrinkage Allowance shall be limited to: (i) the direct manufacturing cost of the Product (excluding intercompany charges or profit) if manufactured by Customer; or (ii) the replacement cost of the Product if purchased from a third party vendor; in either instance less salvage value. Customer agrees to provide KUEHNE + NAGEL a shrinkage/damage allowance of [ * ] percent ([ * ]%) of the book value of Customer’s annual through-put volume (“Shrinkage Allowance”). If Customer’s inventory system is used in place of KUEHNE + NAGEL’s system, or if KUEHNE + NAGEL otherwise is not given complete care, custody and control of the Products, KUEHNE + NAGEL shall have no liability for inventory shortages. The Shrinkage Allowance is subject to review after the reconciliation of the first annual physical inventory and annually thereafter. KUEHNE + NAGEL shall have no liability for any loss or damage to the Products prior to receipt thereof by KUEHNE + NAGEL at the distribution center or following the delivery thereof to the common carrier for shipment to the Customer’s consignee (or to such other destination as the Customer shall otherwise instruct), nor shall KUEHNE + NAGEL have any liability for any Product shortage or damage which is not visibly apparent at the time of receipt at the distribution center.

7.3	Loss/Damage Terms for Distribution Centers outside of the United States. KUEHNE + NAGEL shall be liable for distribution and last mile delivery services in accordance with local in-country standards for distribution centers that are located outside of the United States. KUEHNE + NAGEL shall provide Customer with the applicable in-country terms and conditions upon written request. By way of example and subject to the provisions of Section 7.1, Products stored and managed for last mile distribution in Hong Kong shall be subject to the Hong Kong standards for risk of loss for warehouseman.

7.4	Loss/Damage Terms for Air/Sea/Ground/Rail. KUEHNE + NAGEL shall be liable for transportation/distribution and forwarding services under the terms of the applicable Freight Forwarders’ Standard Terms and Conditions of the respective country where services shall be provided by KUEHNE + NAGEL (hereinafter referred to as “STC”). As a rule, the STC of the KUEHNE + NAGEL office receiving the order from Customer for providing services are to be applied. In case the STC for the relevant country do not apply for reasons whatsoever, or in case there are no STC in force, the applicable domestic laws and regulations shall apply. The STC are made available to Customer upon written request. International transport by air, sea, truck or rail is subject to the liability provisions in the applicable international conventions such as Warsaw Convention, Hague Visby Rules and domestic laws and regulations and the conditions of carriage of the respective carriers.

7.5	Claims by Customer. Any claims by Customer must be presented in writing to KUEHNE + NAGEL within a reasonable time and in no event longer than: (i) sixty (60) days after delivery of the Products by KUEHNE + NAGEL or (ii) sixty (60) days from the date that the Customer is informed or becomes aware of the loss or damage, whichever time is shorter. Customer shall provide KUEHNE + NAGEL with all information which is reasonably necessary to substantiate the nature of the claim and alleged damages. A claim by Customer of conversion must be established by affirmative evidence that KUEHNE + NAGEL converted the Products to KUEHNE + NAGEL’s own use. KUEHNE + NAGEL’s maximum liability for negligent misshipments shall be as specified in Article 7 and KUEHNE + NAGEL shall have no liability for damages due to the consignee’s acceptance or use of the Products whether such Products be those of Customer or another.

7.6	Actions. No action may be maintained by Customer against KUEHNE + NAGEL for loss or injury to the Products unless a timely written claim has been given as provided in Article 7 and unless such action is commenced within twelve (12) months after submission of such claim.
8. Insurance.
     8.1 Generally. KUEHNE + NAGEL shall, throughout the term of this Agreement, maintain the following insurance coverage in commercially reasonable forms. KUEHNE + NAGEL shall, upon Customer’s written request, furnish Customer with certificates of insurance as evidence of the coverage listed below. Such certificates shall provide that the insurance carrier shall endeavor to give Customer at least ten (10) days’ prior written notice before terminating the listed coverage.

Coverage			Limits
(i)	Worker’s Compensation		Statutory
(ii)	Employer’s Liability		$100,000 Each Occurrence
(iii)	Comprehensive General Liability.
	1.	Bodily	$1,000,000 Ea. Person
$1,000,000 Ea. Occurrence
	2.	Property Damage	$1,000,000 Ea. Occurrence
     8.2 Customer to Insure Products. Customer shall provide fire and extended coverage insurance on the Products stored in the distribution centers.

     8.3 Waiver of Subrogation. Notwithstanding any other provision of this Agreement to the contrary, each party hereby waives any and all right of action or claim against the other, or against the officers, employees, agents and representatives of the other, for liability for damage to any of its property located at or in the distribution center caused by or brought about through fire, lightning or any and all other hazards which are not caused by the other party and are normally included in and covered by all risk insurance policies (including, but not limited to, windstorm, hail, explosion, riot, civil commotion, aircraft, vehicles or smoke), or as a result of roof leakage or sprinkler system or sprinkler leakage.
9. Indemnification.
     9.1 By KUEHNE + NAGEL. KUEHNE + NAGEL shall indemnify and hold Customer harmless from and against any and all liabilities, claims, suits, actions, orders, taxes, fees, assessments, fines, damages, losses, costs and expenses, including reasonable attorney’s fees (collectively “Claims”) caused by or resulting from any negligent act or omission or wrongful act of KUEHNE + NAGEL, its employees or agents arising out of KUEHNE + NAGEL’s performance or default of its obligations hereunder. KUEHNE + NAGEL shall not be liable to the extent such Claim arises out of or is caused by exposure to the Products or the negligent act or omission of Customer, its employees or agents or Customer’s breach of its obligations hereunder. Claims, actions, liabilities, losses and expenses arising out of loss or damage of Products pursuant to this Agreement shall be subject to the limitation of liability set forth in Article 7 of this Agreement.
     9.2 By Customer. Customer shall indemnify and hold KUEHNE + NAGEL harmless from and against any and all Claims caused by or resulting from (i) any negligent act or omission of Customer, its employees or agents, except to the extent such injury, death or damage is caused by the negligent act or omission of KUEHNE + NAGEL or its employees or agents or KUEHNE + NAGEL’s breach of its obligations hereunder, (ii) the Products (including, without limitation, claims based in whole or in part on a theory of so-called “products liability”, however articulated), (iii) Customer’s breach of its obligations hereunder or (iv) Customer’s violation of any Legal Requirement, arising out of or resulting from the handling, storage or distribution of any of the Products except to the extent that such violation is attributable to KUEHNE + NAGEL’s conduct.
     9.3 Incidental; Consequential Damages. In no event will either party be liable for any indirect, punitive, special, incidental or consequential damage in connection with or arising out of this Agreement (including loss of profits, use, data or other economic advantage), however it arises, whether for breach of this Agreement, or in tort, even if that party has been previously advised of the possibility of such damage.
10. Information Systems.
     10.1 KUEHNE + NAGEL’s System and Software. To facilitate the performance of the Services under this Agreement, KUEHNE + NAGEL may provide Customer with information regarding, or limited access to, KUEHNE + NAGEL’s inventory, order management and other computer systems and capabilities, including, without limitation, warehouse management and automation systems licensed from third parties as well as computer programs, formats, screens, protocols, hardware or software that are a part of or are used in connection with any of the foregoing (collectively “KUEHNE + NAGEL’s System”). Customer acknowledges and agrees that it shall have no right, title, interest or license of any nature in any part of KUEHNE + NAGEL’s System (including, without limitation, items developed in whole or in part by KUEHNE + NAGEL). Customer further acknowledges and agrees that access to or use of features within KUEHNE + NAGEL’s System is on an “as is” basis and that KUEHNE + NAGEL makes no warranties with respect to the access to or use of features in connection with KUEHNE + NAGEL’s System. Customer’s limited right to have access to KUEHNE + NAGEL’s System is subject to Customer’s compliance with KUEHNE + NAGEL’s system access and security requirements and may be terminated upon notice by KUEHNE + NAGEL.
     10.2 Internet Commerce. The parties hereto may decide to establish a procedure for the transmission of or access to Customer’s Confidential Information (as defined in Article 11.2) and other information pertaining to Customer’s relationship with KUEHNE + NAGEL, the Products, suppliers, orders, ship confirmation, inventory reports, (collectively called “Data”) over the network of computers commonly referred to as the “Internet” and/or via electronic mail (collectively referred to as the “Internet”). Customer recognizes that KUEHNE + NAGEL does not have the ability to control the transmission of Data over the Internet. KUEHNE + NAGEL utilizes systems designed to enhance the security of Data transmitted over the Internet to minimize the risk that the Data is either intercepted or corrupted. Customer agrees to utilize these systems and acknowledges that no system can guarantee the security of Data. Customer also understands and accepts the risk that Data that Customer transmits over the Internet may be delayed or misdirected causing errors in the performance of the Services for which KUEHNE + NAGEL is not responsible.
11. Confidentiality.
     11.1 Generally. Each party hereto acknowledges that Confidential Information (defined below) about the business and operation of the other party, its affiliates and/or subsidiaries may be disclosed in the course of the relationship evidenced by this Agreement. The party receiving such information is referred to as “Recipient”. The party disclosing such information is referred to as “Disclosing Party”.
     11.2 Confidential Information. As used in this Agreement the term “Confidential Information” shall mean (i) all financial information pertaining to the Disclosing Party or its customers, (ii) the identities and products of all current and former customers of the Disclosing Party and (iii) all information related to Disclosing Parry’s operations, business relationships, financial information, trade secrets, processes, formulae, specifications, programs, software packages, technical know how, methods and procedures of operation, business or marketing plans, proposals, licensed documentation, products or devices in development and plans for such developments, and all strategic plans, (iv) all other written and oral information pertaining to the Disclosing Party and identified as confidential by the Disclosing Party and disclosed by the Disclosing Party to Recipient, and (v) KUEHNE + NAGEL’s System.
     11.3 Care of Confidential Information. Subject to the terms of this Agreement, the Recipient, its officers, employees and agents shall use all reasonable efforts to protect such Confidential Information, and shall not disclose or use any such Confidential Information except for the purpose of conducting business under this Agreement (as amended from time to time) without the express written permission of the Disclosing Party. Recipient shall use reasonable efforts to ensure that its officers, employees and agents working with or otherwise having access to Confidential Information shall not disclose or make unauthorized use thereof. Recipient agrees to keep, maintain and protect the confidentiality of the Confidential Information with at least the same vigor and effort used to protect any Confidential Information in its own business. Recipient agrees that such Confidential Information shall not be disclosed to persons who do not have any direct need to know such Confidential Information in the performance of their corporate duties.
     11.4 Exceptions. Recipient’s obligations to protect Confidential Information shall not apply to the extent that such Confidential Information which: (i) at the time of disclosure is in the public domain; (b) after disclosure, becomes part of the public domain by publication or otherwise, through no act of Recipient nor any agent or employee of Recipient; (c) Recipient can establish by competent proof was in its possession at the time of disclosure by the Disclosing Party and was not acquired, directly or indirectly, from the Disclosing Party; and (d) is required by law, regulation, rule, act, or order of any governmental authority or agency to be disclosed, as demonstrated by an opinion of outside counsel for the receiving party. In addition, KUEHNE + NAGEL is hereby authorized to disclose to any for-hire carrier, such of the above information as shall be necessary or appropriate in connection with the shipment and delivery of Product(s) by such carrier pursuant to Customer’s directions.
12. Independent Contractor. KUEHNE + NAGEL’s relationship to Customer shall be that of an independent contractor. Any provisions in this Agreement which may appear to give Customer the right to direct KUEHNE + NAGEL as to the details of the performance of any work performed by KUEHNE + NAGEL shall be deemed to mean, and shall mean, that KUEHNE + NAGEL shall follow the desire of Customer in the results of the work only and not in the means whereby said work is to be accomplished. KUEHNE + NAGEL shall direct the actions of its employees, agents and subcontractors (“KUEHNE + NAGEL’s Personnel”) while performing the Services and shall be solely responsible for their supervision, daily direction and control, payment of salary (including withholding of income taxes and social security), benefits, workers’ compensation, disability benefits and the like. KUEHNE + NAGEL shall resolve all performance and personnel matters relating to KUEHNE + NAGEL’s Personnel. Under no circumstances shall KUEHNE + NAGEL’s Personnel be considered employees, agents, or subcontractors of Customer.
13. Assignment / Subcontracting.

     13.1 Assignment. Assignment of this Agreement or any interest therein by either party without the prior written consent of the other party shall be void. Notwithstanding the foregoing, either party may assign its interest in this Agreement to (i) an entity into which the party is merged, (ii) an entity to which substantially all of the party’s assets or stock are sold, (iii) a subsidiary or other affiliate under common control or (iv) for financing purposes, without the prior consent of the other party, provided that any such assignment shall not diminish such party’s ability to perform its obligations hereunder.
     13.2 Normal Operations. If either party ceases to conduct its operations in the normal course of business, or becomes unable or otherwise fails to meet its obligations as they mature, or if any bankruptcy proceeding is brought by or against either, or if a receiver is appointed or applied for, or an assignment for the benefit of creditors is made by either, the other party may, without prejudice to other rights arising under this Agreement or by operation of law, immediately terminate this Agreement by written notice. The party exercising such option may do so without liability except for obligations incurred prior to termination.
     13.3 Subcontracting. KUEHNE + NAGEL may subcontract all or a portion of the services to be performed under this Agreement to a subsidiary, division or other affiliate under common control without Customer’s consent, provided that any such subcontract shall not diminish KUEHNE + NAGEL’s obligations to Customer hereunder.
14. Force Majeure. Neither party shall be liable to the other for damages or otherwise for any failure to perform any of its obligations undertaken when and if such failure is due to causes beyond such party’s reasonable control including, but not limited to, floods brought about by natural causes, act of God, strikes, lockouts, riot, terrorism (or restrictions related thereto) acts of war, act or default of the other party, its agents, servants, or employees; provided, however, that the acts or default of the other party shall not relieve such party of any liability for damages attributable to its own negligence in failing to perform any of its obligations hereunder or from maintaining insurance coverage as required hereunder. In the event either party seeks to take advantage of this provision, it must notify the other party in writing of the delay and the reasons therefore within five (5) days from the inception of the delay.
15. Termination.
     15.1 Generally. Either party may terminate this Agreement, without cause, by giving the other party a minimum of ninety (90) days’ prior written notice of such intended termination. In the event of such termination: (i) unearned portions of any advance payments will be credited to Customer, (ii) Customer will pay all outstanding charges legally due and owing under this Agreement (iii) Customer will pay to KUEHNE + NAGEL, as of the termination date, any outstanding balance of expenses which are Customer’s responsibility under Article 6 hereof, including those set forth in Exhibit C; (iv) for employees dedicated to performing services solely for Customer and of which KUEHNE + NAGEL has previously informed Customer in writing, Customer will reimburse KUEHNE + NAGEL for all applicable incurred payroll costs including termination pay and vacation pay required by law; (v) Customer will reimburse KUEHNE + NAGEL for all unpaid lease and/or capital purchase obligations incurred at the request of Customer; and (vi) Customer will, at KUEHNE + NAGEL’s option, reimburse KUEHNE + NAGEL for the actual cost of removing any improvements within the distribution center erected or constructed at the request of Customer or required by this Agreement.
     15.2 Inventory Count / Reconciliation. Upon expiration or in the event of termination of this Agreement for any reason, the parties shall cooperate in identifying any loss of, or damage to, inventory prior to the expiration or termination date of this Agreement. In order to identify any loss or damage, shortly before the expiration or termination date, the following shall occur: (i) KUEHNE + NAGEL shall perform a physical inventory (and, if termination is by the Customer prior to expiration and not for breach hereof, at Customer’s expense,) in order to determine any loss of inventory; and (ii) the parties shall jointly conduct a walk-through of the relevant portion(s) of the distribution center in order to identify any damaged inventory or the distribution center. In no event shall KUEHNE + NAGEL be liable for loss or damage which is identified after the expiration or termination date (whichever occurs first) of this Agreement.
16. Notices. Notices required or permitted to be given the parties under this Agreement shall be in writing and shall be sufficiently given when delivered in person, by a nationally recognized overnight delivery service capable of providing proof of delivery or by certified or registered letter to:

To:	Customer at the address specified in the first paragraph of this Agreement

To:	KUEHNE + NAGEL

22 Spencer Street Naugatuck, Connecticut 06770 Attn: Chief Financial Officer with a copy to the Legal Department or such other addresses or to such other individuals that the parties may designate from time to time, in writing.
17. Customer’s Equipment. In the event that KUEHNE + NAGEL utilizes any of Customer’s equipment in the performance of the services contemplated by this Agreement, KUEHNE + NAGEL shall exercise reasonable care in the use of Customer’s equipment and be responsible for damage to such equipment caused by KUEHNE + NAGEL’s negligence, reasonable wear and tear excepted. Maintenance and repair of such equipment, other than customary operator cleaning and care, shall be performed by Customer or its authorized agents. KUEHNE + NAGEL shall promptly inform Customer of any need for repairs. Repairs and/or replacements necessitated as the result of KUEHNE + NAGEL’s negligence shall be at cost of said repair or at replacement cost less allowances for wear and tear and trade-in, as applicable. Upon request from Customer, KUEHNE + NAGEL shall promptly return the equipment to Customer in the same condition as originally accepted, except for ordinary and reasonable wear and tear, so long as such return does not adversely affect KUEHNE + NAGEL’s ability to perform the Services.
18. Non-Solicitation. The parties each acknowledge that they both have a significant investment in its management and supervisory employees. KUEHNE + NAGEL and Customer agree not to solicit or hire (as an employee, consultant or through a third party) any managers or supervisors from the other party or their affiliates during the term of this Agreement and for at least two (2) years after the expiration or termination of this Agreement. In the event that either party violates this provision, the violating party agrees to pay a fee to the other party calculated as fifty (50%) percent of the gross annual salary paid to any such manager or supervisor immediately prior to their termination of employment. Such fee shall be paid upon hiring of such employee.
19. Miscellaneous.
     19.1 Title to Products. Title to all Product(s) delivered by or for Customer shall remain at all times solely in customer. KUEHNE + NAGEL shall not be deemed a dealer, retailer, reseller, distributor, marketer, merchant, vendor, consignee, seller or dropshipper of any Products, and Customer shall at all times be solely responsible for, and have sole discretion for all matters regarding, the sale, shipment and delivery of Products by Customer to its customers. KUEHNE + NAGEL shall store and ship Product(s) as instructed free and clear of all liens or charges of any kind and character of any third (non-KUEHNE + NAGEL) party claiming under or through KUEHNE + NAGEL. On Product(s) in KUEHNE + NAGEL’s possession it shall have a general warehouseman’s lien for any unpaid charges, which lien is released by delivering the Product(s) and/or payment of the charges. The parties agree that the failure to issue warehouse receipts shall not be construed as a failure to comply with the receipt provisions of Section 7 of the Uniform Commercial Code, and KUEHNE + NAGEL shall not suffer any liability for such failure, provided that such failure is neither regular nor continuing.
     19.2 Severability. If any provision of this Agreement should be construed or held to be void, invalid or unenforceable, by order, decree or judgment of a court of competent jurisdiction then the offending provision will be enforced to the extent allowable under applicable law and, the remaining provisions of this Agreement shall not be affected thereby but shall remain in full force and effect.
     19.3 Paragraph Headings. Headings as to the contents of particular paragraphs are provided for convenience only and are in no way to be construed as part of this Agreement or as a limitation of the scope of the particular paragraph to which they refer.
     19.4 Controlling Law. The validity, interpretation and performance of this Agreement and any dispute connected herewith shall be governed and construed in accordance with the laws of the State of Wisconsin.
     19.5 Entire Agreement. This Agreement, together with any agreement of even date herewith and signed by the parties hereto, constitutes the sole and only agreement between the parties hereto pertaining to the within subject matter, and, effective as of the date of this Agreement, supersedes and cancels any and all other oral or written agreements or understanding between or assumed by the parties or either of them with respect to the subject matter of this Agreement, but without prejudice as to any liability which may have accumulated thereunder.

     19.6 Modifications: Successors. No modification or amendment of this Agreement shall be effective unless submitted and agreed to in writing by the duly authorized representatives of the parties hereto. The provisions of this Agreement shall be binding upon the successors and assigns of the parties hereto.
     19.7 No Waiver. No waiver by either party with respect to any breach or default or of any right or remedy, and no course of dealing, shall be deemed to constitute a continuing waiver of any other breach or default or of any other right or remedy, unless such waiver be in writing and signed by the party to be bound. Nothing in this Agreement shall be deemed to constitute a waiver of KUEHNE + NAGEL’s rights under Section 7-209 of the Uniform Commercial Code. No modification or amendment of any provision of this Agreement shall be construed as a waiver, breach or cancellation of any other provision. Either party’s failure to require strict compliance with any provision of this Agreement shall not constitute a waiver or estoppel to later demand strict compliance with that or any other provision(s) of this Agreement.
     19.8 Survival. The terms of this Agreement which, by their nature, should survive the termination or expiration of this Agreement shall be deemed to survive.
20. Addenda and Exhibits. The following Addenda and Exhibits are incorporated herein and made a part hereof by reference:
     Exhibits
☐	Exhibit A — Scope of Work — U.S. storage and transport

☐	Exhibit B — Description of Products

☐	Exhibit C — Pricing for Scope of Work

☐	Exhibit D — International Services
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective representatives on the day and year first above written.

TOMOTHERAPY INCORPORATED	KUEHNE + NAGEL INC.

By: /s/ Richard Seringer Jr.	By: /s/ John Frick
Name: Richard Seringer Jr.	Name: John Frick
Title: Vice President of Customer Support	Title: Chief Admin. Officer

EXHIBIT A
Fast Start Program
General Statement of Work
Processes: Kuehne + Nagel will perform Fast Start services according to SOPs which are agreed-upon jointly by Customer and Kuehne + Nagel.
Systems Requirements: Kuehne + Nagel will perform Fast Start services using a Kuehne + Nagel system. Information will be manually entered into the K+N system, and Customer will transact like inventory movements and adjustments within their ERP system independently. Joint reconciliation of the systems will occur as outlined under SOPs agreed upon by Customer and Kuehne + Nagel and will apply to global inventory movements.
Ordering Process: The K+N International Contact Center will provide order processing and escalation services to Customer on a 7x24 schedule. Kuehne + Nagel will receive orders from Customer and process those requests according to agreed-upon procedures. Orders shall be received from authorized Customer personnel directly and through no other source. Incomplete orders will be handled through SOPs determined jointly by KUEHNE + NAGEL and Customer. Kuehne + Nagel will monitor the delivery of the order until the order has reached final destination.
Replenishment Services: Kuehne + Nagel will assist Customer in the replenishment process by creating an open receipt upon each outbound shipment, and reporting the open receipts back to Customer for tracking and fulfillment. The process is outlined fully in an agreed upon SOP. Replenishment levels and fulfillment will be the responsibility to Customer.
Inventory Accuracy: Kuehne + Nagel will be responsible for providing monthly cycle counts on all locations within the defined Fast Start network. For all inventory adjustments (as discovered during cycle counts or any other inventory discrepancy process), Kuehne + Nagel and Customer will follow jointly agreed-upon SOPs to reconcile the network inventory to the Kuehne + Nagel and Customer systems.
Key Performance Indicators: For the Fast Start Program, KPIs will be defined by Kuehne + Nagel. Reports to capture KPI information will be designed and available during or after Fast Start, but will not be used to goal or measure the Fast Start Program. Escalations to correct FE ordering behaviors will also be tracked and reported.
Levels of Service: For the Fast Start Program, the highest service levels of 8 and 24 hours will be a goal, but not requirement due to the limited number of stocking locations and delivery distances. However, when possible, K+N will meet or exceed these service levels.
All international shipments are covered under standard KUEHNE + NAGEL terms and conditions will apply.
Reporting:
Kuehne and Nagel will offer the following reports during Fast Start:
     Open Inbound Receipt
     Orders by Day
     Order Activity (detailed report of order activity)
     Open Orders
     Closed Orders
     Completed Receipts
     Product Location Report (in Excel file format)
Out-of-scope or Longer-Term Program Services:
•	Co-mingling or managing distributor-owned inventory.

•	Shipping and monitoring the inventory of 1st in Country shipments through the K+N Fast Start program. Supporting 1st in Country shipments through Kuehne + Nagel Freight Forwarding and Kuehne + Nagel Customs

Brokerage is not considered part of this program, and will be facilitated through a direct relationship between Customer and those Kuehne + Nagel divisions.

•	Bar Coding program.

•	Parts Planning Tool.

•	Assistance with the returns process for parts from international locations.

•	Visibility and tracking of inventory outside of the Fast Start Program network as defined in the Statement of Work, to include, but not limited to direct shipments from vendors and manufacturers, shipments from the Madison repair and production stock.

•	Inventory substitution logic or processes.

•	Part Pickup process through Kuehne + Nagel to request pickup of tools for return.

•	Serial number tracking.

•	Scrapping and Purge operations.

•	Consolidated billing.

•	Direct supplier shipments to Fast Start inventory locations.

•	Offering a closed-loop system for returns and tracking returns of FE/customers/-distributors (field aging).

•	Additional stocking locations. (When jointly agreed-upon by Customer and Kuehne + Nagel, additional locations will operate under a separate SOW. Hours of operations for each location will be defined separately. Pricing for these operations are included under their specific pricing structures.)

•	Kuehne + Nagel acting as Importer of Record when possible.

•	Taiwan operations. If added, will create new statement of work and pricing structure for location.

•	Euro Part return process.
North American Operations
Stocking Locations: North American stocking locations are defined as: Atlanta, Baltimore, Los Angeles, and Chicago under a 3rd party vendor network. Pricing for these operations is included under a North American pricing structure. Hours of operations to be determined by site.
Outbound Order Processing: North American stocking locations will process outbound orders as outlined in jointly defined SOPs.
Return Processing Services: Kuehne + Nagel will assist Customer in the returns process by shipping the proper return information with outbound part and tool orders.
Receiving Process: Kuehne + Nagel will receive replenishment shipments against automatically generated ASN (advanced shipping notices) generated by an outbound order, or manually created ASNs triggered by an electronic (e-mail) shipment notification from Customer in order to increase inventory levels. Kuehne + Nagel will also follow an agreed-upon procedure for blind inventory receipts.
Cycle Counting: The North American stocking location network will perform monthly cycle counts.
Initial Setup and Inventory Transfer: The North American inventory network will control Customer inventory as transferred from the current TomoTherapy North American operations and Madison service parts inventory. Distributor and Technician-held parts are not included in the initial inventory transfer.
European Operation
Stocking Locations: A European stocking location will be agreed-upon jointly by Kuehne + Nagel and Customer. Pricing for this operation is included under a separate European pricing structure. Hours of operation to be determined by site.

Outbound Order Processing: The European stocking location will process outbound orders as outlined in jointly defined SOPs.
Return Processing Services: Kuehne + Nagel will assist Customer in the returns process by shipping the proper return information with outbound tool orders only.
Receiving Process: Kuehne + Nagel will receive replenishment shipments against automatically generated ASN (advanced shipping notices) generated by an outbound order, or manually created ASNs triggered by an electronic (e-mail) shipment notification from Customer in order to increase inventory levels. Kuehne + Nagel will also follow an agreed-upon procedure for blind inventory receipts.
Cycle Counting: The European stocking location will perform monthly cycle counts.
Hong Kong Operations
Hong Kong Operations: A Hong Kong stocking location will be defined jointly by Kuehne + Nagel and Customer. Pricing for this operation is included under a pricing structure for this location separately. Hours of operation to be determined by site.
Outbound Order Processing: The Hong Kong stocking location will process outbound orders as outlined in jointly defined SOPs.
Return Processing Services: Kuehne + Nagel will assist Customer in the returns process by shipping the proper return information with outbound tool orders only.
Receiving Process: Kuehne + Nagel will receive replenishment shipments against automatically generated ASN (advanced shipping notices) generated by an outbound order, or manually created ASNs triggered by an electronic (e-mail) shipment notification from Customer in order to increase inventory levels. Kuehne + Nagel will also follow an agreed-upon procedure for blind inventory receipts.
Cycle Counting: The Hong Kong stocking location will perform monthly cycle counts.

EXHIBIT B
PRODUCTS
The Products consist of medical device service parts supporting cancer radiation treatments. This inventory includes high-tech and other sophisticated computer parts as well as supporting peripherals, such as cables.

EXHIBIT C
PRICING
Pricing on this Exhibit C is for the services described on Exhibit A and Exhibit D in the Logistics Service Agreement dated September 8, 2005 between TomoTherapy and Kuehne+Nagel, Inc (K+N). This pricing is effective as of March 1, 2006
K+N’s pricing is broken down regionally. Pricing will be reviewed as regions are added or as business characteristics change.
1.0 Charges Applicable For Activity In The United States:
1.1	Storage Charges.

These charges apply to storage activity at K+N managed locations and is billed monthly in advance based on estimated square footage needs with a minimum charge as indicated. Variations in square footage utilized will be evaluated monthly.
                    Chicago — $[  *  ] per square foot/400sf min.
                    Baltimore — $[  *  ] per square foot/400sf min.
                    Atlanta — $[  *  ] per square foot/400sf min.
                    Los Angeles — $[  *  ] per square foot/400sf min.
                    Fees for additional sites to be mutually agreed upon on a per site basis.
1.2	Monthly Charges.

Monthly charges apply to the categories described below and are billed monthly in advance, subject to quarterly review as described in the Agreement.
•	Missing/Damaged Freight Claims Processing: $[ * ] per month. This charge applies to track and trace functions and customer services related to freight movement between TomoTherapy and K+N RSL’s and from RSL to RSL. The charge will be evaluated quarterly based on order volume. This charge is billed monthly, in advance.

•	Management Fee: $[ * ]. The management fee covers overall network management from K+N’s central operations center. The fee is billed monthly in advance, and is subject to quarterly review based on volume and business characteristics changes.
1.3	Order Processing Charges.

Order processing charges reflect the management of the activity described, but do not include the movement of freight. These fees are billed monthly, in arrears.
•	Less Than Truck Load Order Rate: $[ * ] per order requiring LTL service level.

•	Next Flight Out Order Rate: $[ * ] per order requiring NFO service level.

•	International Order Rate: $[ * ] per order requiring International service level. International order defined as any shipment crossing national borders.

•	Parcel Service Order Rate: $15.00 per order requiring parcel delivery service level.
1.4	Handling and Delivery Charges

a.	Handling:
•	Inbound Handling Rate: TomoTherapy will compensate K+N $[ * ] per inbound piece. Charges billed monthly in arrears.

•	Outbound Pick/Pack: TomoTherapy will compensate K+N $[ * ] per outbound piece. Charges are billed monthly in arrears.

•	After Hour Rates (min. lhr): When an RSL is required to open to meet a scheduled delivery between the hours of 5PM and 8AM local RSL time Monday through Friday, a $[ * ] per hour after hours fee shall apply.

•	Special Projects At RSL (min. lhr): A Special Project is a significant task, which is beyond the work described in the Scope of Services. These tasks will be billed at $[ * ] per hour.
b.	Delivery Services:
•	Same Day Delivery (Car/Van): A request for delivery the same business day with a promised delivery within 8hrs. Such a service will be billed at $[ * ] per order (plus applicable mileage charge after 25 miles)

•	Next Day Delivery (Car/Van): A request for a delivery on the next business day after 8AM. Such a service will be billed at $[ * ] per order (plus applicable mileage charge after 25 miles)

•	Car/Van Mileage Charge (after 25 miles): $[ * ] per mile

•	Same Day Delivery (Truck): A request for delivery the same business day with a promised delivery within 8hrs. Such a service will be billed at $[ * ] per order (plus applicable mileage charge after 25 miles)

•	Next Day Delivery (Truck): A request for a delivery on the next business day after 8AM. Such a service will be billed at $[ * ] per order (plus applicable mileage charge after 25 miles).

•	Truck Mileage Charge (after 25 miles): $[ * ] per mile

•	Wait Time Charge: The first fifteen minutes are included in the base rate for each delivery. K+N will charge TomoTherapy $[ * ] per fifteen minutes beginning on the sixteenth minute. Wait time fees shall also apply to After-hour deliveries.
c.	Next Flight Out Pricing:
NFO Service Zone Map and Matrix between all points in the Continental USA & Canada

Zone 12 - Canada	Zone 13 - Canada	Zone 14 - Canada	Zone 15 - Canada
British Columbia	Manitoba	Ontario	New Brunswick
Alberta		Quebec	Nova Scotia
Saskatchewan			Prince Edward Island
Newfoundland

From Zone	To Zones
	1	2	3	4	5	6	7	8	9	10	11	12	13	14	15	16
1	A	B	C	C	C	C	D	D	D	E	E	E	H	H	I	J
2	B	A	C	B	C	C	C	D	E	E	E	F	H	H	I	J
3	C	C	A	C	C	D	D	D	E	E	E	H	H	H	I	J
4	C	B	C	A	C	C	C	D	D	D	D	H	H	H	I	J
5	C	C	C	C	A	B	C	C	D	D	D	H	F	G	I	J
6	C	C	D	C	B	A	B	B	C	C	C	H	G	F	I	J
7	D	C	D	C	C	B	A	C	C	C	D	H	H	G	I	J
8	D	D	D	D	C	B	C	A	C	B	C	H	H	F	I	J
9	D	E	E	D	D	C	C	C	A	C	D	I	H	G	I	J
10	E	E	E	D	D	C	C	B	C	A	B	I	H	F	G	J
11	E	E	E	D	D	D	D	C	D	B	A	I	I	F	G	J
12	E	F	H	H	H	H	H	H	I	I	I	—	—	—	—	—
13	H	H	H	H	F	G	H	H	H	H	I	—	—	—	—	—
14	H	H	H	H	G	F	G	F	G	F	F	—	—	—	—	—
15	I	I	I	I	I	I	I	I	I	G	G	—	—	—	—	—
16	J	J	J	J	J	J	J	J	J	J	J	—	—	—	—	—

	First Flight Door-to-Door Service (KNLFFS)
	Rate Scale	Rate Scale	Rate Scale	Rate Scale	Rate Scale	Rate Scale	Rate Scale	Rate Scale	Rate Scale	Rate Scale
Weight (Lbs.)	A	B	C	D	E	F	G	H	I	J
Minimum	160.0 0	160.0 0	160.0 0	160.0 0	1.60.0 0	200.0 0	200.0 0	200.0 0	200.0 0	255.0 0
Per Lb.	2.20	2.20	2.20	2.20	2.20	2.85	2.85	2.85	2.85	3.59
500#s	2.12	2.12	2.12	2.12	2.12	2.79	2.79	2.79	2.79	3.52
l,000#s	2.06	2.06	2.06	2.06	2.06	2.72	2.72	2.72	2.72	3.45
Rates do not apply for intra-Canada traffic.

The First Flight rates include pick-up and delivery Monday through Friday between 8:00 AM and 5:00 PM within 20 miles of the terminal location. Beyond 20 miles, an additional charge of $2.35/mile one way will be assessed for pick-up and/or delivery, whichever is applicable.
     First Flight shipments picked up and/or delivered outside the time frames stated above will incur additional charges of:

Monday through Friday - 5:01 PM to 7:59 AM	$[ * ]
Saturday - all hours	$[ * ]
Sunday and legal holidays - all hours	$[ * ]
The following surcharges are applicable if services are required:

Attempted pick-up/delivery (AM/PM points)	$[ * ] minimum or $[ * ]/cwt
Attempted pick-up/delivery (2/2* points)	$[ * ] or $[ * ]/cwt
C.O.D. service	$[ * ] minimum or [ * ]% of the C.O.D. amount
Convention Center/Hotel pick-up/delivery	$[ * ] minimum or $[ * ]/cwt
Dedicated pick-up/delivery vehicle (other than normal route truck)	$[ * ] for straight truck
$[ * ] for tractor/trailer
Inside pick-up/delivery	$[ * ] minimum or $[ * ]/cwt
Lift gate service	$[ * ] per pick-up/delivery
NAV Fee (Canada air shipments only)	[ * ]% of base air freight charge
Re-consignment fee	$[ * ] per shipment
Re-delivery service	$[ * ] minimum or $[ * ]/cwt
Residential pick-up/delivery	$[ * ] minimum or $[ * ]/cwt
Storage	First 5 business days free; thereafter
$[ * ] per pallet position (4‘ x 4‘ x 4‘) per month
Terminal fee (Canada shipments only)	$[ * ]
Two man pick-up/delivery	$[ * ] per hour
Unpacking & Debris Removal	$[ * ] minimum or $[ * ]/cwt
Waiting time	$[ * ] per 1/4 hour, first 15 minutes free
2.0	Charges Applicable For Activity In Asia Pacific (All in Hong Kong dollars)
2.1	Storage Charges:

These charges apply to storage activity at K+N managed locations and billed monthly in advance based on estimated square footage needs with a minimum charge as indicated. Variations in square footage utilization will be evaluated monthly.
     Hong Kong — [  *  ] per square foot. [  *  ] square foot minimum.
     Fees for additional sites to be mutually agreed upon on a per site basis.
2.2	Monthly Charges:
These charges apply to the categories described below and are billed monthly in advance, subject to quarterly review as described in the Agreement
Management Fee: [ * ] per month.

2.3	Handling and Delivery Charges:

a.	Handling:
•	Inbound Handling Rate: TomoTherapy will compensate K+N [ * ] per inbound piece. Charges billed monthly in arrears.

•	Outbound Pick/Pack: TomoTherapy will compensate K+N [ * ] per inbound piece. Charges billed monthly in arrears.

•	Documentation Preparation: [ * ] per document needed for deliveries within greater Hong Kong.

•	Monthly Cycle Counts: [ * ] per hour. Minimum 5 hours.
b.	Delivery Services:
•	Local Delivery: Local deliveries are defined as shipments destined for locations within Hong Kong. Such services will be billed at [ * ] per kg per delivery location plus tunnel and parking fees. Minimum [ * ] per delivery.

•	International Delivery: International deliveries are defined as shipments requiring the crossing of national borders. Such services will be billed per the rates of the K+N provider chosen to perform the delivery.

•	Heavy Lift Charges: Shipments weighing between 200 and l,000kgs will be billed an additional [ * ] per shipment. Shipments weighing between 1,000 and l,500kgs will be billed an additional [ * ] per shipment. Charges for shipments over l,500kgs will be mutually agreed upon.
2.4	Import/Export Charges:
•	All In Rate: Terminal charges, airline documentation, handling and documentation charges, devanning: [ * ] per kg. Minimum [ * ] per shipment.

•	Import/Export Declaration (per outlay): [ * ]% of goods value. Minimum [ * ] per document.

•	Import/Export Declaration Handling (if required): [ * ] per entry up to 10 lines. [ * ] per additional line item.

•	Survey Fee (if any): [ * ] per shipment.

•	Customs Inspection (if any): [ * ] per shipment.
3.0 Charges Applicable For Activity In The European Union (AH in Euros except where noted)
3.1	Storage Charges:
These charges apply to storage activity at K+N managed locations and billed monthly in advance based on estimated square footage needs with a minimum charge as indicated. Variations in square footage utilization will be evaluated monthly.
     Brussels — [  *  ] per square meter. 50 square meter minimum.
     Fees for additional sites to be mutually agreed upon on a per site basis.
3.2	Monthly Charges:

These charges apply to the categories described below and are billed monthly in advance, subject to quarterly review as described in the Agreement.
Management Fee: $[  *  ](USD)
3.3	Handling and Delivery Charges:

a.	Handling:
•	Inbound Handling Rate: TomoTherapy will compensate K+N [ * ] per inbound piece. Charges billed monthly in arrears.

•	Outbound Pick/Pack: TomoTherapy will compensate K+N [ * ] per inbound piece. Charges billed monthly in arrears.

•	Documentation Preparation: [ * ] per document needed for deliveries within Belgium.

•	Monthly Cycle Counts: [ * ] per hour. Minimum 5 hours.
b.	Delivery Services:
•	Local Delivery: Local deliveries are defined as shipments destined for locations within Belgium. Such services will be billed at [ * ] per kg and [ * ] per km per delivery location plus tunnel and parking fees.

•	International Delivery: International deliveries are defined as shipments requiring the crossing of national borders. Such services will be billed per the rates of the K+N provider chosen to perform the delivery.
3.4	Import/Export Charges:
•	All In Rate: Terminal charges, airline documentation, handling and documentation charges, devanning: .06 per kg. Minimum [ * ] per shipment.

•	Import/Export Declaration (per outlay): [ * ] per document.

•	Import/Export Declaration Handling (if required): [ * ] per entry up to 10 lines. [ * ] per additional line item.

•	Survey Fee (if any): [ * ] per shipment.

•	Customs Inspection (if any): [ * ] per shipment.
4.0	Supplemental Service Charges:
4.1	Special Projects At K+N:

A “Special Project” is a significant task, which is beyond the work described in the Scope of Services. If either party believes that a task qualifies as a Special Project the parties will meet and agree upon scope and compensation prior to implementation.

4.2	Information Technology Services:

K+N charges include maintenance of functionality existing as of September 21, 2005. Supplemental requirements and new projects will be priced as Special Projects.
5.0	Billing Procedures:
5.1	CSL Billing:

K+N will provide TomoTherapy billing on the first of each month. The billing will be in PDF format with accompanying backup documentation for all charges in Excel format. This billing will include all K+N management fees, order processing charges, freight claims processing fees and the K+N Logistics Manager implant charges. In addition this billing will include all RSL related activities and storage fees. To include:
5.1.1	RSL storage.

5.1.2	Inbound receiving charges.

5.1.3	Outbound receiving charges.

5.1.4	After-hours surcharges.

5.1.5	RSL delivery charges, including mileage charges.

5.1.6	NFO charges.

5.1.7	Wait charges.

5.1.8	Cycle counts (where applicable).

5.1.9	Document preparation (where applicable).

5.1.10	RSL special projects.
5.2	Freight Forwarding Billing:

In addition to monthly CSL billing K+N will provide billing on the first of each month to TomoTherapy from its Freight Forwarding Office in Chicago. This billing will include all fees associated with international shipping and receiving from TomoTherapy’s Madison location as well as shipments and receipts from K+N RSLs and Freight Forwarders worldwide. The billing will be provided in an Excel spreadsheet accompanied by hard copy backup of all charges. Billing will include:
5.2.1	Terminal charges.

5.2.2	Airline documentation.

5.2.3	Handling and documentation charges.

5.2.4	Devanning

5.2.5	Import/Export declaration

5.2.6	Import/Export declaration handling.

5.2.7	Survey fees.

5.2.8	Customs inspection.

EXHIBIT D
INTERNATIONAL SERVICE
            Scope.
     1.1 International Services. KUEHNE + NAGEL will perform certain international services to manage the transportation and distribution of Customer’s Products. International Services will include utilization of common carriers and contract carriers as specified in Section 1.2 (collectively called “Carriers”) for air, sea and rail transportation. International Services also includes the storage and local delivery of Product utilizing non-U.S. distribution centers.
     1.2 Carrier Contracts: KUEHNE + NAGEL as Customer’s Agent. Movement of Customer’s Products will be made pursuant to agreements for carriage. Customer agrees that KUEHNE + NAGEL is acting as a limited agent for Customer when it selects Carriers, arranges for transportation and otherwise performs International Services under this Agreement. In no event shall Customer hold KUEHNE + NAGEL responsible for the failure of any Carrier to perform its obligations under the Carrier Contracts or for the acts or omissions of the Carriers.
     1.3 Selection of Carriers. KUEHNE + NAGEL will use objective measurements and/or shipment profile information identified by Customer when selecting carriers.
     1.4 Authority. In providing the International Services described above, with the advice and consent of Customer, KUEHNE + NAGEL shall have actual authority to (i) direct the day to day logistical operations of Customer’s carrier resources consistent with this Agreement, and (ii) to purchase carrier transportation services for the benefit of Customer in accordance with KUEHNE + NAGEL’s standard practice as supplemented by guidelines (if any) established between KUEHNE + NAGEL and Customer.
     1.5 Special Requirements. If Customer requires KUEHNE + NAGEL to conform to any special requirements or procedures with respect to the International Services which are not set forth in this Agreement (“Special Requirements”) then Customer shall notify KUEHNE + NAGEL in writing of such requirements or procedures. Special Requirements shall not be effective until consented to by KUEHNE + NAGEL in writing and, in any event, shall be subject and subordinate to the terms and conditions of this Agreement.
     1.6 Customer Retained Responsibilities. KUEHNE + NAGEL’s ability to provide the International Services as specified in this Agreement depends upon Customer’s Performance of its obligations under this Agreement, including without limitation: (i) providing KUEHNE + NAGEL with current, accurate and complete information with respect to the Products to be shipped, including without limitation, hazard characteristics and product weights and NMFC Product Descriptions for each product to be shipped; (ii) providing KUEHNE + NAGEL with accurate Product weights; (iii) providing appropriate documents authorizing KUEHNE + NAGEL to communicate with Carriers on Customer’s behalf, and (iv) such other responsibilities which are reasonable and customary. KUEHNE + NAGEL will promptly notify Customer when it believes that Customer’s performance (or lack of performance) is adversely impacting upon KUEHNE + NAGEL’s ability to provide the International Services.
     1.7 Assistance with Claims for Loss or Damage. KUEHNE + NAGEL agrees to provide reasonable and appropriate assistance with claims for loss of or damage to Products in accordance with KUEHNE + NAGEL’s then current Freight Claims Procedure. All liability for lost, damaged, delayed or misdelivered Products in any way related to the transportation services will be the responsibility of the applicable Carrier or the Customer pursuant to the applicable terms of carriage and/or or the respective Carrier Contract. Products are not insured by KUEHNE + NAGEL against loss or injury however caused under Carrier Contracts.
     1.8 Electronic Communication. Unless otherwise specified in Exhibit A, the primary communication channel for routine shipment information will be in accordance with KUEHNE + NAGEL’s electronic communications policies and procedures and via KUEHNE + NAGEL’s systems. Initially, it is anticipated that a file containing data for all active shipments in a standard format will be transmitted to Customer as required on an ongoing basis. The parties intend that only non-routine matters or inquiries be handled by specific inquiry via facsimile, e-mail or telephone between Customer and KUEHNE + NAGEL. Customer understands and accepts the risk that data transmitted by Customer over the Internet may be delayed or misdirected causing errors in the performance of the services for which KUEHNE + NAGEL is not responsible.
     1.9 Management Reports. Management reports will only include data for shipments which are managed by KUEHNE + NAGEL. Management reports furnished to Customer will be in KUEHNE + NAGEL’s standard format unless otherwise agreed and may include Customer shipping costs, transit times, shipper, consignee, shipper numbers, order numbers, mode, carrier, commodity, pieces, weight, density and other relevant data requested by Customer and maintained by KUEHNE +

     NAGEL. On a periodic basis, KUEHNE + NAGEL may also evaluate and report to Customer the performance of the Carriers measured against their obligations under the Carrier Contracts.
     2. Pricing for International Services. The pricing for International Services provided under this Agreement shall be presented to Customer based on the type of service requested (either per regional location for storage and local transport or by mode of transport for air/sea freight services). Any limitation of liability as referenced herein or influenced by a description of articles as referenced on a bill of lading is subject to the understanding that, where applicable, alternative pricing may be available at a higher charge and increased limits of liability. Such increased liability shall be subject to restrictions imposed by individual Carrier.